ENERGY EXPLORATION TECHNOLOGIES INC.

2004 STOCK AWARD AND STOCK OPTION PLAN

Effective Date: December 22, 2004

1.

INTRODUCTION

1.1

Purpose

The purpose of this Plan (as such term is defined below) is to, among other things, secure for Energy Exploration Technologies Inc., an Alberta corporation (the “Corporation”), and its shareholders the benefits of incentives inherent in share ownership by the directors, management and employees of the Corporation and other eligible persons, including consultants, who, in the judgment of the Board (as such term is defined below) and/or the Compensation Committee (as such term is defined below), will be largely responsible for its future growth and success.  It is generally recognized that a stock award and option plan of the nature provided for herein aids in retaining and encouraging directors, management, employees and others of exceptional ability because of the opportunity offered them to acquire a proprietary interest in the Corporation.

1.2

Definitions

Whenever used herein, the following words and expressions shall have the following meanings, namely:

(a)

“Board” means the Board of Directors of the Corporation as it may be constituted from time to time;

(b)

“Compensation Committee” means a committee of the Board that may be established to make recommendations to the Board with respect to executive compensation;

(c)

“Consultants” means persons who are engaged by the Corporation to provide professional advice or services but generally are not acting as employees. A Consultant provides services under a written contract and spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or any of its subsidiaries.

(d)

 “Eligible Directors” means the members of the Board of the Corporation or  members of the Board of Directors of any of the Corporation’s subsidiaries;

(e)

“Eligible Employees” means key employees of the Corporation or any of its subsidiaries including officers, whether or not directors, and including both full-time and part-time employees, whether or not they have a written employment contract with the Corporation;

(f)

“Eligible Members of Management” means the president, chief executive officer, chief operating officer, chief financial officer, any vice-president, the secretary, the treasurer or the general manager of the Corporation or any of its subsidiaries;

(g)

“Eligible Service Providers” means persons engaged as Consultants to provide ongoing bona fide management, technical, consulting or other services for the Corporation or any of its subsidiaries; provided, however that an Eligible Service Provider may only receive Options or Shares under this Plan for bona fide services actually rendered to the Corporation that are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Corporation’s securities.

(h)

 “Exchange” means the NASD OTC or any other exchange on which the shares of the Corporation may be listed from time to time;

(i)

“Insider” of the Corporation means:

(i)

an insider as defined in the Securities Act (Alberta), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation; and

(ii)

an associate (as such term is defined in the Securities Act (Alberta)) of any person who is an Insider by virtue of subparagraph (i);

(j)

“Award” means a stock award granted under the terms of the Stock Award and  Stock Option Plan;

(k)

“Option” means an option granted under the terms of the Stock Award and Stock Option Plan;

(l)

“Option Period” means the period during which an Option may be exercised;

(m)

“Optionee” means an Eligible Employee, Eligible Director, Eligible Member of Management or Eligible Service Provider to whom an Option has been granted under the terms of the Stock Award and Stock Option Plan;

(n)

“Participant” means, in respect of the Plan, an Eligible Employee, Eligible Director, Eligible Member of Management or Eligible Service Provider who elects to participate in the Plan;

(o)

 “Share Compensation Arrangement” means a stock award, a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more eligible persons, including a purchase of Shares from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

(p)

“Shares” means the common shares of the Corporation from time to time authorized by the constating documents of the Corporation;

(q)

“Stock Option Agreement” means an agreement entered into pursuant to 2.4 hereof; and

(r)

“Stock Award and Stock Option Plan” or “Plan” means  this 2004 Stock Award and Stock Option Plan.

(s)

“Effective Date” means the date, as determined by the Board, upon which the Plan comes into force.

2.

STOCK AWARD AND STOCK OPTION PLAN

2.1

Participation

Options shall be granted under this Plan only to Eligible Employees, Eligible Directors, Eligible Members of Management and Eligible Service Providers.

2.2

Determination of Option Recipients

 (a) The Board and/or the Compensation Committee shall make all necessary or desirable determinations regarding the granting of Awards or Options to Eligible Employees, Eligible Directors, Eligible Members of Management and Eligible Service Providers and may take into consideration the present and potential contributions of a particular Eligible Employee, Eligible Director, Eligible Member of Management or Eligible Service Provider to the success of the Corporation and any other factors which it may deem proper and relevant.

 (b) Any Award or options granted or Shares issued pursuant to this Plan to any Eligible Director shall be held in trust by the Corporation pending approval of such grant or issuance by the Corporation’s shareholders beneficially owning a majority of the Corporation’s total issued and outstanding Shares at a duly called and held meeting of the Corporation’s shareholders.

2.3

Price

The exercise price per Share shall be determined from time to time by the Board and/or the Compensation Committee but, in any event, shall not be lower than the closing market price of the Shares on the Exchange on the last trading day preceding the date of grant.  In the event that no trades of the Shares have taken place on the Exchange on any trading day within a five-day period immediately preceding the date of grant, the Board and/or the Compensation Committee may, in their sole discretion, select as the exercise price per Share the weighted average trading price of the Shares on the Exchange over the last ten trading days on which the Shares traded on the Exchange immediately preceding the date of the grant.

2.4

Grant of Options

The Board and/or the Compensation Committee may at any time authorize the granting of Options to such Eligible Employees, Eligible Directors, Eligible Members of Management and Eligible Service Providers as it may select for the number of Shares that it shall designate, subject to the provisions of this Stock Award and Stock Option Plan.

Each Option granted to an Optionee shall be evidenced by a Stock Option Agreement with terms and conditions consistent with this Plan and as approved by the Board and/or the Compensation Committee (which terms and conditions need not be the same in each case and may be changed from time to time).

2.5

Terms of Options

The Option Period for Options granted to Eligible Directors, Eligible Employees,  Eligible Members of Management and Eligible Service Providers shall be of such length as is determined by the Board and/or the Compensation Committee but in any event shall not exceed a period of five (5) years commencing on the date such Option is granted, and may also be reduced with respect to any such Option as provided in Section 2.7 hereof.

Options granted to employees of the Corporation conducting investor relations activities  expire within 30 days of the cessation of the Participant’s services to the Corporation or his subsidiaries. Subject to the policies of the Exchange, an option shall vest and may be exercised during the Option Period in the manner as the Board and/or the Compensation Committee may in its sole discretion determine.

Subject to the other terms and conditions of this Plan, Options which have vested may be exercised in whole or in part at any time during the Option Period.

Except as set forth in Section 2.7, no Option may be exercised by an Optionee unless the Optionee is, at the time of such exercise:

(a)

in the case of an Eligible Employee, in the employ of the Corporation or one of its subsidiaries and shall have been continuously so employed since the date of his Option, but absence on leave, having the approval of the Corporation, shall not be considered an interruption of employment for any purpose of the Stock Award and Stock Option Plan;

(b)

in the case of an Eligible Director, a director of the Corporation or one of its subsidiaries and shall have been such a director continuously since the grant of his Option; or

(c)

in the case of an Eligible Member of Management, an officer of the Corporation or one of its subsidiaries and shall have been such an officer continuously since the grant of his Option;

provided, however, that Optionees who were granted Options by virtue of being Eligible Service Providers (and not in their capacity as Eligible Directors, Eligible Employees or Eligible Members of Management) at the time of such grant shall not be subject to the restrictions set out in (a), (b) or (c) of this Section 2.5.

The exercise of any Option will be contingent upon receipt by the Corporation of cash payment of the full purchase price for the Shares being purchased.  No Optionee or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any Shares subject to an Option, unless and until certificates for such Shares are issued to him or them under the terms of this Stock Award and Stock Option Plan.

2.6

Lapsed Option

If Options are surrendered, terminated or expire without being exercised in whole or in part, new Options may be granted under this Plan covering the Shares not purchased under such lapsed Options to the extent permitted by the Exchange.

2.7

Effect of Termination of Employment or Death

(a) If an Optionee shall die, any Option held by him at the date of death shall be exercisable, but only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or the laws of descent and distribution.  All such Options shall be exercisable only for one (1) year after the date of death or prior to the expiration of the Option Period in respect thereof, whichever is sooner.

(b) If an Optionee is terminated for cause by the Corporation from his position as an Eligible Service Provider, Eligible Director, Eligible Employee or Eligible Member of Management, no Option held by such Optionee may be exercised following the date of termination.  If an Optionee ceases to be an Eligible Service Provider, Eligible Director, Eligible Employee or Eligible Member of Management for any reason other than termination for cause, then the Options held by such Optionee at the effective date thereof (the “Cessation Date”) shall be exercisable for a period of 90 days thereafter.

2.8

Effect of Takeover Bid

If a bona fide offer (the “Offer”) for Shares is made to the Optionee or to shareholders of the Corporation generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or part, would result in the offeror exercising control over the Corporation within the meaning of the Securities Act (Alberta), then the Corporation shall, immediately upon receipt of notice of the Offer, notify each Optionee currently holding an Option of the Offer, with full particulars thereof; whereupon, notwithstanding the applicability, if any, of Section 2.5 hereof, such Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise (the “Optioned Shares”) pursuant to the Offer.  If:

(a)    the Offer is withdrawn by the offeror, or

(b)    the Optionee does not tender the Optioned Shares pursuant to the Offer; or

(c)    all of the Optioned Shares tendered by the Optionee pursuant to the Offer are not taken up and paid for by the offeror in respect thereof;

then the Optioned Shares or, in the case of subsection (c) above, the Optioned Shares that are not taken up and paid for, shall be returned by the Optionee to the Corporation and reinstated as authorized but unissued Shares and the terms of the Option as set forth in Section 2.5, if applicable, shall again apply to the Option.  If any Optioned Shares are returned to the Corporation under this Section, the Corporation shall refund the exercise price to the Optionee for such Optioned Shares.  In no event shall the Optionee be entitled to sell the Optioned Shares otherwise than pursuant to the Offer.

2.9

 Effect of Change of Control

(a) In the event (i) of a Change of Control or (ii) that the Corporation sells all or substantially all of its assets or merges, amalgamates or consolidates with any other corporation which is not a subsidiary of the Corporation which results in a Change of Control, the Corporation shall deliver written notice thereof to the Optionee advising of the Change of Control.  Upon the occurrence of a Change of Control, the Board and/or the Compensation Committee at its sole discretion may determine that all of the unvested Options shall immediately become vested and be considered vested Options as of the date of the Change of Control.

(b) for the purposes of this Section 2.9, “Change of Control” means any of the following:

(i)

the acquisition and exercise, or either of them, of de facto control or the acquisition of the power to exercise de facto control over the Corporation by any person, firm or corporation or group which did not, as at the date hereof, exercise de facto control over the Corporation; or

(ii)

any transaction or event or series of transactions or a combination thereof as a result of which:

A.

any person, firm, corporation or group shall directly or indirectly own or exercise control over, through intermediary entities or by contract or otherwise, 50% or more of the outstanding voting securities of the Corporation; or he Corporation or any of its subsidiaries shall, or may (including on the exercise of any option or right) become obligated at any time to sell, lease, exchange or otherwise dispose of all or substantially all of its property.

B.

the Corporation or any of its subsidiaries shall, or may (including on the exercise of any options or right) become obligated at any time to sell, lease, exchange or otherwise dispose of all or substantially all of its property.

2.10

          Effect of Amalgamation, Consolidation or Merger

If the Corporation amalgamates, consolidates with or merges with or into another corporation, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation, consolidation or merger if the Participant had exercised his Option immediately prior to the record date applicable to such amalgamation, consolidation or merger, and the Option price shall be adjusted appropriately by the Board and/or the Compensation Committee and such adjustment shall be binding for all purposes of the Stock Award and Stock Option Plan.

2.11

          Adjustment in Shares Subject to the Plan

If there is any change in the Shares through a consolidation, subdivision or reclassification of Shares, or otherwise, the number of Shares available under the Stock Award and Stock Option Plan, the Shares subject to any Option, and the purchase price thereof shall be adjusted appropriately by the Board and/or the Compensation Committee on a proportional basis.  Any such adjustment shall be effective and binding for all purposes of the Stock Award and Stock Option Plan.

2.12               Loans to Optionees

Subject to the Business Corporations Act (Alberta) or any other laws applicable to the Corporation, the Board and/or the Compensation Committee may at any time authorize the Corporation to loan money to any Optionee, other than to the Corporation’s officers and directors, on such terms and conditions (including without limiting the generality of the foregoing, terms and conditions respecting whether such loan shall be made with or without recourse and whether and at what rate interest shall be payable thereon) as the Board and/or the Compensation Committee in its sole discretion may determine, to assist such Optionee to exercise an Option held by him.

2.13               Approval

The terms of the Options granted from time to time hereunder, and the Optionees to whom Options are granted, are subject to the Exchange accepting notice of such terms and proposed Optionees (if such acceptance is required by the Exchange).

3.

GENERAL

3.1

Number of Shares

The aggregate number of Shares issuable under the Plan shall not exceed 1,200,000 Shares.

3.2

Restrictions on the Granting of Options and the Issuance of Shares

The following restrictions apply to the reservation of Shares pursuant to Options:

(a)

the aggregate number of Shares reserved for issuance pursuant to Options granted to any one person in any 12 month period may not exceed 5% of the issued and outstanding Shares on a non-diluted basis (subject to adjustment in accordance with applicable securities rules and prior Exchange approval); and

(b)

The aggregate number of Shares reserved for issuance pursuant to Options granted to any one consultant in any 12 months period may not exceed 2% of the issued and outstanding Shares on a non-diluted basis; and

(c)

no more than an aggregate of 2% of the issued and outstanding Shares of the Corporation on a non-diluted basis can be granted to any employee conducting investor relations activities in any 12 months period.

For the purposes of determining compliance with the above restrictions, Shares reserved or issued pursuant to Options shall be considered together with Shares reserved or issued pursuant to all of the Corporation’s previously established or proposed Share Compensation Arrangements.

3.3

Transferability

All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein or to the extent, if any, permitted by the Exchange.  During the lifetime of a Participant all benefits, rights and options may only be exercised by the Participant, other than provided for in subsection 2.7(a).

3.4

Employment

Nothing contained in the Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Corporation or interfere in any way with the right of the Corporation to terminate the Participant’s employment at any time.  Participation in the Plan by a Participant is voluntary.

3.5

Record Keeping

The Corporation shall maintain a register in which shall be recorded:

(a)

the name and address of each Participant;

(b)

the number of Options granted to a Participant and the number of Options outstanding.

3.6

Necessary Approvals

The Plan shall be effective only upon the approval of the Exchange, if required, and, if required by the Exchange, of the shareholders of the Corporation in the manner prescribed by the Exchange from time to time.

The obligation of the Corporation to sell and deliver Shares in accordance with the Plan is subject to the approval of any governmental authority having jurisdiction and/or the Exchange which may be required in connection with the authorization, issuance or sale of such Shares by the Corporation.  If any Shares cannot be issued to any Participant for any reason including, without limitation, the failure to obtain such approval, then the obligation of the Corporation to issue such Shares shall terminate and any Option price paid to the Corporation shall be returned to the Participant.

3.7

Administration of the Plan

The Board and/or the Compensation Committee is authorized to interpret the Plan from time to time and to adopt, amend and rescind rules and regulations for carrying out the Plan.  The interpretation and construction of any provision of the Plan by the Board and/or the Compensation Committee shall be final and conclusive.  Administration of the Plan shall be the responsibility of the Compensation Committee (or in the absence of a Compensation Committee, the Board and/or the Compensation Committee) and appropriate officers of the Corporation and all costs in respect thereof shall be paid by the Corporation.

3.8

Income Taxes

As a condition of and prior to participation in the Plan, a Participant shall authorize the Corporation in written form to withhold from any remuneration otherwise payable to such Participant any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan.

3.9

Amendments to the Plan and the Stock Option Agreement

The Board and/or the Compensation Committee reserves the right to amend, modify or terminate the Plan and to amend or modify the form of Stock Option Agreement at any time if and when it is advisable in the absolute discretion of the Board and/or the Compensation Committee.  Any amendment to any provision of the Plan or the Stock Option Agreement shall be subject to the approval, if required, by the Exchange or any regulatory body having jurisdiction over the securities of the Corporation, and if required by the Exchange or such regulatory body, of the shareholders of the Corporation in the manner prescribed by the Exchange from time to time.

3.10

No Representation or Warranty

The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

3.11

Governing Law

Except as otherwise set forth herein, the Plan shall be governed by the laws of the Province of Alberta excluding any conflicts of law, rule or principle which might refer such construction to the laws of another jurisdiction.

3.12

Interpretation

Words used herein importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

3.13

Compliance with Applicable Law, etc.

If any provision of the Plan or any agreement entered into pursuant to the Plan contravenes any law or any order, policy, by-law or regulation of the Exchange or any regulatory body having authority over the Corporation or the Plan then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

ADOPTED by the Board of Directors of the Corporation as evidenced by the signature of the Secretary of the Corporation and the Resolution of the Board of Directors dated April 2005.

Approved by the shareholders of the Corporation on ……………June 29, 2005

ENERGY EXPLORATION TECHNOLOGIES INC.

Per:      /s/Scott Schrammar

Scott Schrammar, Secretary